Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE
between
F&G Annuities & Life, Inc.
and
Citibank, N.A., as Trustee
Dated as of January 13, 2025
7.300% Junior Subordinated Notes due 2065
(Supplement to the Original Indenture, dated as of January 13, 2025)

This First Supplemental Indenture, dated as of January 13, 2025 (this “Supplemental Indenture”), is entered into by and between F&G Annuities & Life, Inc., a Delaware corporation (the “Company”), and Citibank, N.A., as trustee (the “Trustee”).
RECITALS:
WHEREAS, the Company and the Trustee are parties to the Indenture, dated as of January 13, 2025 (the “Original Indenture”), which provides for the issuance from time to time of the Company’s unsecured subordinated notes or other evidences of indebtedness (the “Securities”) in one or more series as provided therein;
WHEREAS, Section 8.1 of the Original Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the terms of Securities of any series and the form of Security Certificates representing such Securities without notice to or consent of any Holder of any Securities;
WHEREAS, Section 2.1(a) of the Original Indenture permits the form of the Security Certificates representing Securities of any series to be established pursuant to an indenture supplemental to the Original Indenture; and
WHEREAS, pursuant to Sections 2.1(a), 2.3 and 2.4(a) of the Original Indenture, the Company desires to provide for the establishment of a new series of Securities under the Original Indenture, the form and substance of such series of Securities and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture. All conditions and actions necessary to make this Supplemental Indenture, when executed and delivered, a valid agreement of the Company, in accordance with its terms, have been satisfied or performed.
NOW, THEREFORE, in consideration of the premises and the purchase of the Securities established by this Supplemental Indenture by the Holders thereof, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of all such Holders, as follows:
ARTICLE I
DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION
Section 1.1Relation to Original Indenture. This Supplemental Indenture constitutes a part of the Original Indenture (the provisions of which, as modified through this Supplemental Indenture, shall apply to the series of Securities established by this Supplemental Indenture) but, except as expressly provided herein, shall not modify, amend or otherwise affect the Original Indenture insofar as it relates to any other series of Securities or, except as expressly provided herein, modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.
Section 1.2Definitions. For all purposes of this Supplemental Indenture, the capitalized terms used herein (i) which are defined in Section 1.2(c) have the meanings assigned to such terms therein and (ii) which are defined in the Original Indenture (and which are not defined in Section 1.2(c)) have the meanings assigned to such terms in the Original Indenture. For purposes of this Supplemental Indenture:
(a)Unless the context otherwise requires, any reference to a Section refers to a Section of this Supplemental Indenture;
(b)The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision hereof; and
(c)The terms defined in this Section 1.2(c) include the plural as well as the singular.

“Company” means the Person named as the “Company” in the first paragraph of this Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Original Indenture, and thereafter “Company” shall mean such successor Person.
“Compound Interest” has the meaning set forth in Section 2.1(e).
“Depositary” has the meaning set forth in Section 2.1(b).
“DTC” means The Depository Trust Company (and any successor thereto).
“Events of Default” has the meaning set forth in Section 3.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Indebtedness” means the principal of and premium, if any, and interest on the following, whether outstanding on the date hereof or thereafter incurred, created or assumed: (i) indebtedness of the Company for money borrowed by the Company (other than the Notes), (ii) all of the Company’s obligations evidenced by notes, debentures, bonds or other similar instruments (other than obligations relating to the Notes), including obligations incurred in connection with the acquisition of property, assets or businesses and including all other debt securities issued by the Company to any trust or a trustee of such trust, or to a partnership or other affiliate that acts as a financing vehicle for the Company, in connection with the issuance of securities by such vehicles; (iii) all of the Company’s obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Company or any of its Subsidiaries have agreed to be treated as owner of the subject property for U.S. federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (iv) all of the Company’s payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations the Company incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of the Company; (v) all obligations of the types referred to in the preceding clauses (i) through (iv) of another Person and all dividends of another Person the payment of which, in either case, the Company has assumed or guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise; and (vi) all amendments, modifications, renewals, extensions, refinancings, replacements and refundings of any of the above types of indebtedness.
“Interest Payment Date” has the meaning set forth in Section 2.1(d).
“Junior Indebtedness” means Indebtedness, which specifically by its terms ranks junior to and not equally with or prior to the Notes (and any other Pari Passu Indebtedness) in right of payment upon the Company’s dissolution, winding-up, liquidation, reorganization or similar events; provided that, the securing of any Indebtedness otherwise constituting Junior Indebtedness shall not be deemed to prevent such Indebtedness from constituting Junior Indebtedness.
“Maturity Date” has the meaning set forth in Section 2.1(c).
“Notes” has the meaning set forth in Section 2.1(a).
“Optional Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company elects or is deemed to elect to defer interest pursuant to Section 2.1(e) and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts, including Compound Interest, if any, on such deferred amounts, and all other accrued and unpaid interest on the Notes; provided, that no Optional Deferral Period shall extend beyond the Maturity Date, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption in full of the Notes.
“Original Indenture” has the meaning set forth in the Recitals hereto.
“Pari Passu Indebtedness” means Indebtedness, which specifically by its terms ranks equally with and not prior to the Notes in right of payment upon the Company’s dissolution, winding-up, liquidation, reorganization or similar events; provided that, the securing of any Indebtedness otherwise constituting Pari Passu Indebtedness shall not be deemed to prevent such Indebtedness from constituting Pari Passu Indebtedness.
“Rating Agency” means, as of any date of determination, any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that publishes a rating for the Company as of such date.
“Rating Agency Event” means that a Rating Agency amends, clarifies or changes the criteria it uses for awarding equity credit to securities such as the Notes, which amendment, clarification, or change results in (i) the shortening of the length of time the Notes are assigned a particular level of equity credit by such Rating Agency as compared to the length of time they would have been assigned that level of equity credit by such Rating Agency or its predecessor on the original issue date of the Notes; or (ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by such Rating Agency as compared to the equity credit that such Rating Agency or its predecessor assigned to the Notes on the original issue date of the Notes.
“Redemption Date,” when used with respect to any Note to be redeemed pursuant to Section 2.2(b), means the date fixed for such redemption pursuant to this Supplemental Indenture.
“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.
“Regular Record Date” has the meaning set forth in Section 2.1(f).
“Regulatory Capital Event” means that the Company becomes subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to the Company as a result of being so subject set forth criteria pursuant to which the full principal amount of the Notes would not qualify as capital under such capital adequacy guidelines, as the Company may determine at any time, in its sole discretion.
“Securities” has the meaning set forth in the Recitals hereto.
“Supplemental Indenture” has the meaning set forth in the first paragraph of this Supplemental Indenture.
“Tax Event” means the receipt by the Company of an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:
(i)amendment to, or change in (including any promulgation, enactment, execution or modification of), the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;
(ii)official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement), judicial decision, administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in clause (i) above, by any court, governmental agency or regulatory authority; or
(iii)threatened challenge asserted in writing in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted or becomes publicly known on or after the original issue date of the Notes, there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Notes is not, or will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE NOTES
Section 2.1Terms of Notes. Pursuant to Sections 2.1(a) and 2.3(b) of the Original Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:
(a)Designation. The Securities shall be known and designated as the “[____]% Junior Subordinated Notes due 2065” (the “Notes”) of the Company.
(b)Form and Denominations. The Notes will be issued only in fully registered form without coupons in minimum denominations of $25 and integral multiples of $25 in excess thereof. The Notes will initially be issued in the form of one or more Global Certificates substantially in the form set forth in Annex A hereto, which Global Certificates shall constitute Global Certificates, with such modifications thereto as may be approved by the Officer executing the same, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for DTC (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company, and, upon receipt of a written order of the Company and other documents required under the Original Indenture, authenticated by the Trustee. In limited circumstances, the Notes may be represented by Definitive Certificates. The Notes will be denominated in Dollars and payments of principal and interest will be made in Dollars.
(c)Maturity Date. The principal amount of, and all accrued and unpaid interest (including Compound Interest, if any) on, the Notes shall be payable in full on January 15, 2065, or if such day is not a Business Day, the following Business Day (the “Maturity Date”).
(d)Interest. Subject to applicable law and subject to any Optional Deferral Period, the Notes will bear interest at a rate of [____]% per year. Interest on the Notes will accrue from and including January 13, 2025 (or the most recent Interest Payment Date to which interest on the Notes has been paid or made available for payment) and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2025 (each such date, an “Interest Payment Date”), and at the Maturity Date. Each interest payment due on an Interest Payment Date or the Maturity Date will include interest accrued from and including the most recent Interest Payment Date to which interest on the Notes has been paid or made available for payment (or, if no interest has been paid, January 13, 2025) to, but excluding, the next Interest Payment Date or the Maturity Date or any Redemption Date, as the case may be, subject to the Company’s right to defer the payment of interest on the Notes in accordance with Section 2.1(e). Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Interest Payment Date falls on a date that is not a Business Day, such payment of interest (or principal in the case of the Maturity Date) will be postponed until the next succeeding Business Day, but no interest or other amount will be paid as a result of any such postponement, and such payment will have the same force and effect as if made on the scheduled Interest Payment Date.
(e)Interest Deferral. So long as no Event of Default has occurred and is continuing, the Company shall have the right, in its sole discretion, to defer the interest payable on the Notes for one or more Optional Deferral Periods, each of up to five consecutive years, without giving rise to an Event of Default. Whether or not notice pursuant to pursuant to the next succeeding paragraph is given, if the Company shall fail to pay interest payable on the Notes on any Interest Payment Date, the Company shall be deemed to elect to defer payment of such interest on such Interest Payment Date, unless the Company shall pay such interest in full within five Business Days after any such Interest Payment Date. If the Company shall have paid all deferred interest (including Compound Interest, if any) on the Notes, the Company shall have the right to elect to begin a new Optional Deferral Period pursuant to this Section 2.1(e). During an Optional Deferral Period, interest, the payment of which has been deferred pursuant to this Section 2.1(e), will continue to accrue at the rate set forth in Section 2.1(d), compounded quarterly for each quarterly period of such Optional Deferral Period (“Compound Interest”), to the extent permitted by applicable law, until paid. No interest otherwise due on the Notes during an Optional Deferral Period will be due and payable on the Notes until the end of such Optional Deferral Period, except upon an acceleration or redemption in full of the Notes during such Optional Deferral Period. On the fifth anniversary of the first Interest Payment Date during any Optional Deferral Period, the Company must pay all accrued and unpaid deferred interest (including Compound Interest, if any), on the Notes, and the Company’s failure to pay all such accrued and unpaid deferred interest for a period of 30 days shall constitute an Event of Default. The Company shall pay all accrued and unpaid deferred interest, including Compound Interest, if any, on the Notes in accordance with the provisions of Section 2.7 of the Original Indenture applicable to defaulted interest.
The Company shall provide written notice to the Trustee and the Holders of the Notes of its election to commence or continue any Optional Deferral Period at least one Business Day and not more than sixty Business Days prior to the applicable Interest Payment Date. Notice of the Company’s election to commence or continue an Optional Deferral Period shall either be mailed to the registered address of each Holder of the Notes or provided by electronic mail or facsimile, or by such other notice method permitted by the Original Indenture, to the Trustee for transmission to the Depositary or its nominee. Notwithstanding the foregoing, the failure of the Company to provide notice in accordance with this Section 2.1(e) of its election to commence or continue any Optional Deferral Period, including any deemed election as provided in this Section 2.1(e), shall not affect the validity of such deferral hereunder and shall not constitute an Event of Default.
(f)To Whom Interest Is Payable. Interest on each Interest Payment Date shall be payable to the Person in whose name the Notes are registered at the close of business on the regular record date for such Interest Payment Date, which regular record date shall be the January 1, April 1, July 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”); provided, however, that interest due on the Maturity Date or any Redemption Date (in each case, whether or not an Interest Payment Date) will be paid to the Person to whom principal of such Notes is payable (subject to the rights of Holders on the relevant Regular Record Date to receive interest due on any Interest Payment Date preceding the Maturity Date or Redemption Date).
(g)Sinking Fund; Holder Repurchase Right. The Notes shall not be subject to any sinking fund or analogous provision or be redeemable at the option of the Holders.
Section 2.2Optional Redemption.
(a)The provisions of Article XIII of the Original Indenture shall apply to the Notes, except to the extent otherwise provided in this Section 2.2.
(b)The Company may redeem the Notes at its option:
(i)in whole or in part, at any time and from time to time on and after January 15, 2030, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon (including Compound Interest, if any) to, but excluding, the Redemption Date;
(ii)within 90 days of the occurrence of a Tax Event, in whole but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon (including Compound Interest, if any) to, but excluding, the Redemption Date;
(iii)within 90 days of the occurrence of a Regulatory Capital Event, in whole but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon (including Compound Interest, if any) to, but excluding, the Redemption Date; or
(iv)within 90 days of the occurrence of a Rating Agency Event, in whole but not in part, at a Redemption Price equal to 102% of the principal amount of the Notes plus accrued and unpaid interest thereon (including Compound Interest, if any) to, but excluding, the Redemption Date;

provided, that no partial redemption pursuant to Section 2.2(b)(i) shall be effected unless (x) at least $25,000,000 aggregate principal amount of the Notes (excluding any Notes held by the Company or its affiliates) shall remain Outstanding after giving effect to such redemption and (y) all accrued and unpaid interest, including deferred interest (and Compound Interest, if any), on the Notes shall have been paid in full on all Outstanding Notes for all Interest Payment Dates occurring on or before the Redemption Date.
(c)Notwithstanding Section 2.2(b), installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the Holders as of the close of business on the Regular Record Date.
(d)Notice of any redemption (which may be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the Company)) shall be given not less than 10 days and not more than 60 days prior to the Redemption Date, to each Holder of the Notes to be redeemed. Any notice delivered pursuant to this Section 2.2(d) shall either be mailed to the registered address of each Holder of the Notes or provided by electronic mail or facsimile, or by such other notice method permitted by the Original Indenture, to the Trustee for transmission to the Depositary or its nominee. If the redemption or notice of redemption is subject to satisfaction of one or more conditions precedent, the notice of redemption shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date or by the Redemption Date so delayed.
(e)The notice of redemption with respect to any redemption pursuant to Article XIII of the Original Indenture need not set forth the Redemption Price, if such Redemption Price is not ascertainable, but only the manner of calculation thereof, as described above.
(f)The Company shall be responsible for making calculations called for under the Notes, including, but not limited to, determination of the Redemption Price, premium, if any, and any Additional Amounts or other amounts payable on the Notes. The Company will provide its calculations to the Trustee, and, absent manifest error, the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification. The Trustee shall have no liability for any calculation or any information used in any calculation. The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.
(g)Unless the Company defaults in payment of the Redemption Price and accrued and unpaid interest, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption and all rights under the Notes will terminate. No later than 9:00 a.m., New York time, on the Redemption Date, the Company is required to deposit with a Paying Agent or the Trustee (or, if the Company is acting as Paying Agent, set aside, segregate and hold in trust as provided in Section 3.4 of the Original Indenture) an amount of money sufficient to pay the Redemption Price of and accrued and unpaid interest (including Compound Interest, if any) on the Notes to be redeemed on such Redemption Date. If the Company is redeeming less than all the Notes, the Notes to be redeemed shall be selected by lot by DTC, in the case of Notes represented by a Global Certificate, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of the Notes that are not represented by a Global Certificate. The Trustee shall not be liable for selection made by it under this Section 2.2(g). The Notes may be redeemed in part in multiples equal to not less than $25 and integral multiples of $25 in excess thereof. The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

ARTICLE III
EVENTS OF DEFAULT; ADDITIONAL COVENANT
Section 3.1Events of Default. The only “Events of Default” with respect to the Notes shall be the following:
(a)default in the payment of any interest in full, including Compound Interest, if any, upon any Note on the fifth anniversary of the first Interest Payment Date during any Optional Deferral Period or on the Maturity Date, and continuance of such default for a period of 30 days;
(b)default in the payment of the principal of, and premium (if any) on, the Notes as and when the same shall become due and payable either at maturity, upon redemption, by declaration of acceleration or otherwise; and
(c)(i) the Company, pursuant to or within the meaning of any Bankruptcy Law, (A) commences a voluntary case or proceeding, (B) consents to the entry of an order for relief against it in an involuntary case or proceeding or to the commencement of any bankruptcy or insolvency case or proceeding against it, (C) consents to the appointment of a Receiver of it or for its properties and assets substantially as an entirety; (D) makes a general assignment for the benefit of creditors; or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Receiver of the Company or for its properties and assets substantially as an entirety, (C) orders the winding up or liquidation of the Company, (D) adjudges the Company bankrupt or insolvent or (E) approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or with respect to the Company, and any such order or decree described in this clause (c)(ii) remains unstayed and in effect for 90 days; provided, however, that any rights and remedies in this Supplemental Indenture arising under this Section 3.1(c) shall not be enforceable if a resolution or order for the winding up the Company with a view to a transaction in accordance with Section 9.1 of the Original Indenture has been issued and such successor Person shall, as a part of such transaction, comply with the requirements of Section 9.1 of the Original Indenture within 90 days of the date of such resolution or order.
Section 3.2Additional Covenant with Respect to the Notes. The Company covenants and agrees with each Holder of Notes that, after the commencement of an Optional Deferral Period and until the Company has paid all accrued and unpaid interest on the Notes, the Company shall not, and shall not permit any Subsidiary of the Company to:
(a)declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of Capital Stock of the Company other than:
(i)any purchase, redemption or other acquisition of shares of the Company’s Capital Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, agents, directors or consultants or under any dividend reinvestment plan or shareholder purchase plan;
(ii)purchases of shares of the Company’s Capital Stock pursuant to a contractually binding requirement to buy or acquire the Company’s Capital Stock entered into prior to the commencement of such Optional Deferral Period, including under a contractually binding stock repurchase plan;
(iii)as a result of any reclassification of any class or series of the Company’s Capital Stock, or the exchange, redemption or conversion of any class or series of the Company’s Capital Stock for any class or series of the Company’s Capital Stock;

(iv)any purchase of, or payment of cash in lieu of, fractional interests in shares of the Company’s Capital Stock in accordance with the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged;
(v)acquisitions of the Company’s Capital Stock In connection with acquisitions of businesses made by the Company (which acquisitions are made by the Company in connection with the satisfaction of indemnification obligations of the sellers of such businesses);
(vi)dividends or distributions payable solely in the Company’s Capital Stock, or options, warrants or rights to subscribe for or acquire the Company’s Capital Stock, or repurchases or redemptions of the Company’s Capital Stock made solely from the issuance or exchange of such Capital Stock or stock that ranks equally with or junior to such Capital Stock; or
(vii)the distribution, declaration, redemption or repurchase of rights in accordance with any shareholders’ rights plan or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; or
(b)make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Pari Passu Indebtedness or Junior Indebtedness other than (i) any exchange, redemption or conversion of Indebtedness for any class or series of the Company’s Capital Stock, (ii) any payment on Pari Passu Indebtedness necessary to avoid a breach of the instrument governing such Pari Passu Indebtedness; or (iii) any payment, repurchase or redemption in respect of Pari Passu Indebtedness made ratably and in proportion to the respective amount of (x) accrued and unpaid amounts on such Pari Passu Indebtedness, on the one hand, and (y) accrued and unpaid amounts on the Notes, on the other hand.
For the avoidance of doubt, subject to Section 3.6 of the Original Indenture, no terms of the Notes will restrict in any manner the ability of any of the Company’s Subsidiaries to pay dividends or make any distributions to the Company or to any of the Company’s other Subsidiaries.
ARTICLE IV
MISCELLANEOUS
Section 4.1Relationship to Existing Original Indenture. This Supplemental Indenture is a supplemental indenture within the meaning of the Original Indenture. The Original Indenture, as supplemented and amended pursuant to this Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Original Indenture, as supplemented and amended through this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
Section 4.2Modification of the Existing Original Indenture. Except as expressly modified through this Supplemental Indenture, the provisions of the Original Indenture shall govern the terms and conditions of the Notes.
Section 4.3Tax Treatment. The Company and, by acceptance of a Note or a beneficial interest therein, each Holder of a Note agree, and any Person acquiring a beneficial interest in a Note will be deemed to have agreed, in each case, that such Person intends that the Notes constitute indebtedness and will treat the Notes as indebtedness for U.S. federal income tax purposes.
Section 4.4Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions that would result in the application of the laws of any other jurisdiction (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). To the fullest extent permitted by law, any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case based in the City of New York, and each party to this Supplemental Indenture will submit to the non-exclusive jurisdiction of such suit, action or proceeding.
Section 4.5Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Trustee). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this Supplemental Indenture or the Original Indenture to the contrary notwithstanding, (a) any Officer’s Certificate, written order of the Company, Opinion of Counsel, Note, amendment, notice, direction, certificate of authentication appearing on or attached to any Note, supplemental indenture or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to this Supplemental Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats and (b) all references in Article II of the Original Indenture or in this Supplemental Indenture to the execution, attestation or authentication of any Note or any certificate of authentication appearing on or attached to any Note by means of a manual or facsimile or other electronic signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats. The Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.
Section 4.6Trustee Not Responsible for Recitals. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use of or application by the Company of the proceeds of the offering of the Securities. The Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder. The Trustee accepts the amendments of the Original Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Original Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
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The parties hereto caused this Supplemental Indenture to be duly executed as of the date first set forth above.

F&G Annuities & Life, Inc., as the Company

By:
Name:
Title:

Citibank, N.A., as Trustee

By:
Name:
Title:
{Signature Page to Supplemental Indenture}

Annex A
{FORM OF NOTE}
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO CEDE & CO., ITS NOMINEE OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE (AS DEFINED HEREIN).
F&G ANNUITIES & LIFE, INC.
[____]% Junior Subordinated Notes due 2065

No. _________	CUSIP No. _________
$___________	ISIN _________
F&G Annuities & Life, Inc., a Delaware corporation (the “Company,” which term includes any successor Person thereto under the Indenture hereinafter referred to), for value received, hereby promises to pay to {Cede & Co.}{_______}, or its registered assigns, the principal sum {of $________ Dollars}{set forth on the Schedule of Increases or Decreases in the Global Certificate attached hereto} (or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 2.1 and 2.8 of the Original Indenture hereinafter referred to) on January 15, 2065 (the “Maturity Date”) and to pay interest thereon, subject to applicable law, and subject to any Optional Deferral Period, at a rate of [___]% per year, accruing from and including January 13, 2025 (or the most recent Interest Payment Date (as defined below) to which interest on the Notes has been paid or made available for payment), payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2025 (each such date, an “Interest Payment Date”), and at the Maturity Date, until the principal hereof is paid or made available for payment.
Each interest payment due on an Interest Payment Date or the Maturity Date will include interest accrued from and including the most recent Interest Payment Date to which interest on the Notes has been paid or made available for payment (or, if no interest has been paid, January 13, 2025) to, but excluding, the next Interest Payment Date or the Maturity Date or any Redemption Date, as the case may be, subject to the Company’s right to defer the payment of interest on the Notes in accordance with the next succeeding paragraph and the Indenture. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Interest Payment Date falls on a date that is not a Business Day, such payment of interest (or principal in the case of the Maturity Date) will be postponed until the next succeeding Business Day, but no interest or other amount will be paid as a result of any such postponement, and such payment will have the same force and effect as if made on the scheduled Interest Payment Date.
In accordance with the terms of the Indenture, so long as no Event of Default has occurred and is continuing, the Company shall have the right, in its sole discretion, to defer the interest payable on this Note for one or more Optional Deferral Periods, each of up to five consecutive years, without giving rise to an Event of Default. Whether or not notice of the Company’s election to commence or continue any Optional Deferral Period pursuant to
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Indenture is given, if the Company shall fail to pay interest payable on this Note on any Interest Payment Date, the Company shall be deemed to elect to defer payment of such interest on such Interest Payment Date, unless the Company shall pay such interest in full within five Business Days after any such Interest Payment Date. If the Company shall have paid all deferred interest (including Compound Interest (as defined below), if any) on this Note, the Company shall have the right to elect to begin a new Optional Deferral Period as provided in the Indenture. During an Optional Deferral Period, interest, the payment of which has been deferred pursuant to this paragraph and the Indenture, will continue to accrue at the rate set forth above, compounded quarterly for each quarterly period of such Optional Deferral Period (“Compound Interest”), to the extent permitted by applicable law, until paid. No interest otherwise due on this Note during an Optional Deferral Period will be due and payable hereon until the end of such Optional Deferral Period, except upon an acceleration or redemption in full of the Notes during such Optional Deferral Period. On the fifth anniversary of the first Interest Payment Date during any Optional Deferral Period, the Company must pay all accrued and unpaid deferred interest (including Compound Interest, if any), on this Note, and the Company’s failure to pay all such accrued and unpaid deferred interest for a period of 30 days shall constitute an Event of Default. The Company shall pay all accrued and unpaid deferred interest, including Compound Interest, if any, on this Note in accordance with the provisions of Section 2.7 of the Original Indenture applicable to defaulted interest.
Interest on each Interest Payment Date shall be payable to the Person in whose name this Note is registered at the close of business on the regular record date for such Interest Payment Date, which regular record date shall be the January 1, April 1, July 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”); provided, however, that interest due on the Maturity Date or any Redemption Date (in each case, whether or not an Interest Payment Date) will be paid to the Person to whom principal of this Note is payable (subject to the rights of Holders on the relevant Regular Record Date to receive interest due on any Interest Payment Date preceding the Maturity Date or Redemption Date).
Payment of the principal of, and interest and premium, if any, on this Note shall be made at the Corporate Trust Office, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that, for so long as this Note is in global form represented by this Global Certificate, all payments in respect hereof (including principal, interest and premium, if any) shall be made by wire transfer of immediately available funds to DTC or its nominee, as the case may be, as the registered owner of this Global Certificate. In the event that Definitive Certificates shall have been issued, all payments of principal, interest and premium, if any, shall be made by wire transfer of immediately available funds in accordance with the wire instructions of the registered Holders thereof appearing in the Securities Register or, if no such wire instructions are specified, by mailing a check to the address of each Holder of a Definitive Certificate appearing in the Securities Register.
All terms used in this Note which are defined in the Indenture and not defined herein shall have the meanings ascribed thereto in the Indenture. Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
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IN WITNESS WHEREOF, the Company caused this instrument to be duly executed.

F&G Annuities & Life, Inc., as the Company

By:
Name:
Title:
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This is one of the Security Certificates representing Securities of the Series designated herein and referred to in the within-mentioned Indenture.

Date:	CITIBANK, N.A., as Trustee

By
Authorized Signatory
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{FORM OF REVERSE OF NOTE}
This Note is one of a duly authorized issuance of securities of the Company (the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of January 13, 2025 (the “Original Indenture”), between the Company and Citibank, N.A., as Trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), as supplemented by the First Supplemental Indenture, dated as of January 13, 2025 (the “Supplemental Indenture,” and, together with the Original Indenture, the “Indenture”), between the Company and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.
This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $_________. The Company may at any time issue additional Securities under the Indenture in unlimited amounts having the same terms as the Notes (except as otherwise provided in the Indenture) so that such additional Securities shall be consolidated with the Notes, including for purposes of voting and redemption; provided, however, that the Company shall use a separate CUSIP number for any such additional Securities that (a) are not part of the same issue as the Notes within the meaning of U.S. Treasury Regulations sections 1.1275-1(f) and 1.1275-2(k) and (b) have, for purposes of U.S. federal income taxation, more than a de minimis amount of original issue discount as of the date of the issue of such additional Securities. Any such additional Securities shall, together with the outstanding Notes, constitute a single series of Securities under the Indenture.
Optional Redemption
The Company may redeem the Notes at its option:
(a)in whole or in part, at any time and from time to time on and after January 15, 2030, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon (including Compound Interest, if any) to, but excluding, the Redemption Date;
(b)within 90 days of the occurrence of a Notes Tax Event, in whole but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon (including Compound Interest, if any) to, but excluding, the Redemption Date;
(c)within 90 days of the occurrence of a Regulatory Capital Event, in whole but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon (including Compound Interest, if any) to, but excluding, the Redemption Date; or
(d)within 90 days of the occurrence of a Rating Agency Event, in whole but not in part, at a Redemption Price equal to 102% of the principal amount of the Notes plus accrued and unpaid interest thereon (including Compound Interest, if any) to, but excluding, the Redemption Date;
provided, that no partial redemption pursuant to clause (a) above shall be effected unless (x) at least $25,000,000 aggregate principal amount of the Notes (excluding any Notes held by the Company or its affiliates) shall remain Outstanding after giving effect to such redemption and (y) all accrued and unpaid interest, including deferred interest (and Compound Interest, if any), on the Notes shall have been paid in full on all Outstanding Notes for all Interest Payment Dates occurring on or before the Redemption Date.
In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof;
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provided that the principal amount of any such Note remaining outstanding after a redemption in part shall be $25 or any integral multiple of $25 in excess thereof.
Unless the Company defaults in payment of the Redemption Price and accrued and unpaid interest, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption and all rights hereunder will terminate. No later than 9:00 a.m., New York time, on any Redemption Date, the Company is required to deposit with a Paying Agent or the Trustee (or, if the Company is acting as Paying Agent, set aside, segregate and hold in trust as provided in Section 3.4 of the Original Indenture) an amount of money sufficient to pay the Redemption Price of and accrued and unpaid interest on the Notes to be redeemed on such Redemption Date. If the Company is redeeming less than all the Notes, the Notes to be redeemed shall be selected by lot by DTC, in the case of this Global Certificate, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of any Notes that are not represented by a Global Certificate.
General Terms
The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note and certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.
If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture or the Notes of any series may be amended or supplemented, and compliance with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences may be waived, in each case as provided in the Indenture.
The Company and, by acceptance of this Note or a beneficial interest herein, the Holder of this Note agree, and any Person acquiring a beneficial interest in this Note will be deemed to have agreed, in each case, that such Person intends that this Note constitutes indebtedness and will treat this Note as indebtedness for U.S. federal income tax purposes.
The Notes will not be entitled to the benefit of a sinking fund.
As provided in, and subject to the provisions of, the Indenture, the Holder of this Note may institute an action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indenture, this Note, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder or under the Indenture only if: (i) such Holder has given to the Trustee written notice of a default and of the continuance thereof; (ii) the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding have made a written request upon the Trustee to institute such action or proceedings in its own name as trustee under the Indenture; (iii) the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding have offered to the Trustee such security or indemnity as it may require against the losses, expenses and liabilities to be incurred in connection with such action or proceedings; (iv) the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such action or proceeding; and (v) the Holders of a majority in aggregate principal amount of the Securities of each series affected (with each series treated as a separate class) at the time Outstanding have not given the Trustee a direction inconsistent with such written request. However, the right of the Holder hereof to receive payment of the principal of and any interest on this Note at the rates, in the amount and in the currency prescribed herein on or after the due dates expressed herein, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such Holder. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and any interest on this Note at the times, place and rate, and in the currency, prescribed herein.
As provided in the Indenture and subject to certain limitations set forth therein, this Note may be presented or surrendered for registration of transfer or for exchange or redemption at the Place of Payment, duly endorsed, or
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accompanied by a written instrument of transfer in form satisfactory to, the Company and the Registrar for this Note, duly executed by the Holder hereof or the Holder’s attorney duly authorized in writing. No service charge shall be made to the Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the Person in whose name this Note is registered upon the Securities Register for the Notes as the owner hereof (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for all purposes, regardless of any notice to the contrary.
The Notes are issuable only in registered form in minimum denominations of $25 and integral multiples of $25 in excess thereof.
This Note and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions that would result in the application of the laws of any other jurisdiction (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). To the fullest extent permitted by law, any legal suit, action or proceeding arising out of or based upon this Note or the Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case based in the City of New York, and each party to this Note and the Indenture will submit to the non-exclusive jurisdiction of such suit, action or proceeding.
*            *            *
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SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL CERTIFICATE
The initial outstanding principal amount of this Global Certificate is $__________. The following increases or decreases in this Global Certificate have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Certificate	Amount of increases in Principal Amount of this Global Certificate	Principal amount of this Global Certificate following such decreases or increases	Signature of authorized signatory of Trustee
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